Exhibit 12

Unitrin, Inc. and Subsidiaries

Computation of Consolidated Ratios of Earnings to Fixed Charges

(Dollars in Millions)

	Year Ended December 31,
	2003	2002	2001	2000	1999
Excluding Interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts:
Income (Loss) before Income Taxes and Equity in Net Income (Loss) of Investees	$158.9	$(24.6)	$542.5	$152.2	$237.0
Dividend from Investee	—	—	1.7	2.3	2.3
Fixed Charges, Excluding Capitalized Interest	23.8	14.1	10.6	14.9	5.6

Adjusted Earnings before Income Taxes and Fixed Charges	$182.7	$(10.5)	$554.8	$169.4	$244.9

Interest, Excluding Interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts	$21.5	$12.2	$9.0	$13.4	$4.2
Rental Factor	2.3	1.9	1.6	1.5	1.4
Capitalized Interest	—	—	—	0.4	0.8

Total Fixed Charges	$23.8	$14.1	$10.6	$15.3	$6.4

Ratio of Earnings to Fixed Charges, Excluding Interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts	7.7x	N/A	52.3x	11.1x	38.3x
Including Interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts:
Income (Loss) before Income Taxes and Equity in Net Income (Loss) of Investees	$158.9	$(24.6)	$542.5	$152.2	$237.0
Dividend from Investee	—	—	1.7	2.3	2.3
Fixed Charges, Excluding Capitalized Interest	61.0	52.9	56.8	57.7	40.0

Adjusted Earnings before Income Taxes and Fixed Charges	$219.9	$28.3	$601.0	$212.2	$279.3

Interest, Including Interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts	$58.7	$51.0	$55.2	$56.2	$38.6
Rental Factor	2.3	1.9	1.6	1.5	1.4
Capitalized Interest	—	—	—	0.4	0.8

Total Fixed Charges	$61.0	$52.9	$56.8	$58.1	$40.8

Ratio of Earnings to Fixed Charges, Including Interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts	3.6x	0.5x	10.6x	3.7x	6.8x

Fixed charges exceeded earnings for the year ended December 31, 2002 by $24.6 million. The ratios of earnings to fixed charges have been computed on a consolidated basis by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest on debt (including or excluding interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts depending on the caption presented above) and a factor for interest included in rent expense. Income (Loss) before Income Taxes and Equity in Net Income (Loss) of Investees has the meaning as set forth in our consolidated statement of income included in our report on Form 10-K for the year ended December 31, 2003.

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